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[LOGO]                        [NABORS LETTERHEAD]



FOR IMMEDIATE RELEASE
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                NABORS INDUSTRIES TO ACQUIRE POOL ENERGY SERVICES
                                FOR $518 MILLION

     POOL SHAREHOLDERS TO RECEIVE 1.025 SHARES OF NABORS FOR EACH POOL SHARE

Houston, Texas, January 11, 1999 - Nabors Industries, Inc. (AMEX: NBR) and Pool Energy Services Co. (Nasdaq: PESC) today announced that the boards of directors of both companies have unanimously approved a definitive merger agreement for a tax-free, stock-for-stock transaction that will be accounted for using the purchase method of accounting. Under the agreement, Pool shareholders will receive 1.025 shares of Nabors common stock for each share of Pool they currently own. This transaction implies a value of $16.46 per Pool share based on Nabors' closing stock price of $16.06 on January 8, 1999, and a total value of approximately $518 million, including $144 million in assumed net debt.

Nabors and Pool also announced today that the Special Meeting of Pool Shareholders, originally scheduled for January 12, 1999, has been cancelled.

The combined entity will operate approximately 440 land drilling and 750 workover/well-servicing rigs in North America, 100 drilling and workover rigs internationally, and 60 offshore rigs both domestically and internationally. Combined pre-merger revenues for the twelve months ending September 30, 1998 were $1.6 billion with operating income of $279 million.

Eugene Isenberg, chairman and chief executive officer of Nabors, said, "We are very pleased to have concluded an agreement with Pool. Pool has a loyal and committed workforce, which will be a great complement to our own employee base. The current reduced activity levels and uncertainty of tomorrow's market environment makes this combination particularly timely and beneficial. Our agreement provides a substantial premium to Pool's shareholders and the all stock consideration enables us to maintain a conservative financial structure."

Mr. Isenberg continued, "The elimination of redundant overhead costs and the realization of even broader purchasing and operating economies of scale will provide immediate and substantial savings. We expect that these savings will multiply over the course of time as further rationalization of facilities and operations are completed, and marketing synergies are implemented. These ongoing benefits should result in increased utilization of assets and reduced capital spending. Of equal importance will be the increased operating efficiency we can offer to both companies' customers, along with a broader worldwide presence and array of services."

Mr. Isenberg added, "Pool and Nabors are a good fit. The combined entity will enjoy a broader geographic presence in land and offshore operations, both domestically and internationally. Likewise, Pool's shareholders will benefit from a much larger exposure to land drilling operations in Canada and the U.S. Lower 48."

"Pool's Sea Mar (marine transportation), well-servicing and workover businesses will further diversify Nabors' revenue stream. The larger Gulf of Mexico offshore operations will potentially offer enhanced opportunities for Pool's Sea


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Mar fleet. Pool's operating entities have earned excellent reputations within the industry and we look forward to working with them," concluded Mr. Isenberg.

James Jongebloed, chairman and chief executive officer of Pool, said, "Our board of directors unanimously concluded that a merger with Nabors under this structure is in the best interests of Pool's shareholders, customers and employees. This transaction provides Pool shareholders with a large premium for their investment in Pool and the opportunity to fully participate in the upside potential inherent in this powerful combination. We look forward to a rapid completion of this transaction and working with Nabors to ensure the smoothest transition possible."

The transaction is conditioned upon, among other things, the approval of Pool's shareholders and the usual regulatory approvals. The complete terms and conditions of the transaction will be set forth in the offering documents to be filed with the Securities and Exchange Commission. The merger is expected to close in the second quarter of 1999.

Merrill Lynch & Co. is acting as financial advisor to Nabors. Morgan Stanley & Co. Incorporated is acting as financial advisor and provided a fairness opinion to Pool.

Pool Energy Services Co., headquartered in Houston, is a diversified energy services company principally engaged in providing well-servicing, workover and drilling services and related transportation services on land and offshore in the U.S. and selected international markets.

Nabors actively markets over 400 land drilling rigs worldwide. Offshore, the Company operates 25 platform rigs, six jack-ups and two barge drilling rigs. The Company participates in most of the significant oil, gas and geothermal drilling markets in the world. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield engineering, civil construction, logistics and facility maintenance and project management services.

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Contacts:
Nabors Industries, Inc.                           Pool Energy Services
Dennis A. Smith                                   David Oatman
(281) 874-0035                                    (713) 954-3316

Abernathy MacGregor Frank                         Kekst and Company
Andrew Brimmer / Dan Katcher                      Ruth Pachman/ Kimberly Kriger
(212) 371-5999                                    (212) 521-4800